UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) March 1, 2005 (February 24, 2005)

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8815 Centre Park Drive, Suite 400
Columbia, Maryland 21045
(Address of principal executive offices)

(410) 730-9092
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

The following events each occurred on February 24, 2005:

The Board of Trustees of Corporate Office Properties Trust (the “Registrant”) announced the retirement of the Registrant’s current Chief Executive Officer, Clay W. Hamlin, III, effective April 1, 2005.  Mr. Hamlin, age 59, will remain on the Board of Trustees, of which he was appointed Vice Chairman effective April 1, 2005.  He will also enter into a three-year consulting agreement with the Registrant at that time to assist with acquisitions and strategic initiatives.  Under the expected terms of the consulting agreement, he will be compensated $250,000 per year.

The Board of Trustees approved the appointment of Randall M. Griffin, age 60, as President and Chief Executive Officer effective April 1, 2005.  Mr. Griffin has served as President and Chief Operating Officer of the Registrant since September 1998.  Mr. Griffin was also elected as a Class I Trustee of the Registrant, effective immediately.  The terms of Class I Trustees will expire upon the election of their successors at the Registrant’s next annual shareholder meeting, to be held on May 19, 2005 (the “2005 Annual Meeting”).  Mr. Griffin has been nominated to stand for re-election at that time.  It is not expected that the terms of Mr. Griffin’s current employment agreement with the Registrant will change materially upon the assumption of his new role.

Betsy Z. Cohen, a current member of the Board of Trustees, announced that she has decided not to submit her name for re-election at the 2005 Annual Meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 1, 2005

CORPORATE OFFICE PROPERTIES TRUST

By:	/s/ Randall M. Griffin
Name:	Randall M. Griffin
Title:	President and Chief Operating Officer

By:	/s/ Roger A. Waesche, Jr.
Name:	Roger A. Waesche, Jr.
Title:	Executive Vice President and Chief
Financial Officer